Exhibit 99.1

The first order of business in this preface to the Inrad Optics Annual Report is to express my deepest gratitude to our extraordinary employees.

2020 was the most challenging of our almost 50 years in business. Inrad Optics possesses a history of innovation and technical excellence, but also of grit and perseverance. That grit greeted me every day as we navigated through the life changing COVID-19 pandemic.

As part of our nation’s Defense Industrial Base, we had an obligation to continue our operations, even as the New York/New Jersey area faced the devastating first surge of the virus over the spring and summer months. Our production and quality assurance teams arrived every day, masked, distanced, and committed to our mission. The senior team alternated our on-site presence, in order to comply with state guidelines, while still providing a level of leadership constancy to guide and support operations.

We ended the year fully functional and united as a team. However, our 2020 financial results were influenced by a bookings deficit of orders from the previous year, as well as COVID-19 related customer shutdowns. Sales closed at $9.0M for the year, a decrease of 10% from 2019, mostly attributable to reduced sales to our Process Control & Metrology segment. Revenues were also impacted by reduced shipments to laser systems, institutional and university customers in the midst of COVID-19 shutdowns. Overall reduced revenue resulted in an annual loss of $0.9M.

More positively, annual bookings increased 13% over 2019, to $9.8M. We saw substantial recovery in the semiconductor equipment sector, and healthy Aerospace and Defense order intake. This trend has continued through Q1 of this year, and has laid the groundwork for success in 2021.

Our cash position was impacted by our decreased sales revenue, but we ended 2020 with a cash balance of $1.1M. Our ability to secure a Paycheck Protection Program loan allowed us to maintain our full workforce throughout the COVID-19 crisis. The Inrad Optics workforce is our most important asset, and key to our future success.

Last year I described our efforts to foster new relationships and gain customer confidence in the Aerospace and Defense markets. I am pleased to report that we were successful in achieving this goal. Our metal optics team produced mirrors for several exciting space missions, including a European Space Agency endeavor to study ice formation on Jupiter, and a spacecraft docking system for the resupply of the International Space Station.

We continue to build market dominance in the area of optically contacted bent crystals for x-ray photoelectron spectroscopy applications, and for plasma fusion research. Our success in adding several new crystals to our x-ray monochromator line, partly fueled by a Phase II SBIR contract, has enabled our customers’ R & D efforts, and potential commercial applications in the soft x-ray domain.

Innovation on Stilbene, our proprietary nuclear detection crystal, remains strong. While commercial adoption has been slower than projected, the defense and security R&D market is vibrant, and the material is widely supported in the community. We are developing both bulk and array based configurations for improved capabilities for detection and imaging of fission-related neutrons.

The hard work of the Inrad Optics team in 2020 has resulted in first quarter 2021 results that confirm our focused efforts. Pent up demand, a robust semiconductor equipment market, and our mastery in several product areas translated to strong bookings activity and an order backlog of $7.9M as of March 31, a growth of 32% from year end. We continue to target and capture business uniquely suited to our strengths.

Sales in Q1 were $2.8M, a 35% increase over the same period in 2020. Additionally, we reported positive income in the first quarter, due not only to PPP loan forgiveness, but also as a direct result of improved operations. I am confident that measured investments, cost management, and a higher margin product mix will provide stability and growth to the Inrad Optics business.

Halfway through Q2, COVID-19 is still with us in our day-to-day operations. Our fully remote employees are beginning to return on-site, and we hope to move to full onsite operations by early Fall. Over 90% of our workforce is fully vaccinated or in the process. We are still masked, distanced and cognizant of the risks in our facility. I believe our COVID-19 education initiative and on-site mitigation measures, begun in late February 2020, helped to lessen the impact the disease could have had on our employees.

We look forward to a new-normal manufacturing environment, and the return of some of the simple but important employee events that keep our team united. Today, we have before us the opportunity to harness the current positive trends to produce future value for all our stakeholders. We are, with our grit and perseverance, up to the challenge.

Amy Eskilson

May 15, 2021